Exhibit 99.1
For Immediate Release
Investor/Media Contact: Dave Prichard
608-278-6141

Spectrum Brands Holdings Reports Record Fiscal 2013 First Quarter Results,
Reiterates Outlook for Fourth Consecutive Year
of Record Performance from Legacy Business

Accretive HHI Acquisition in December 2012 to Add
Significantly More Growth and Profitability in Fiscal 2013 and Beyond

Madison, WI, February 6, 2013 - Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today reported record fiscal 2013 first quarter results for the period ended December 30, 2012, and reconfirmed its outlook for a fourth consecutive year of record performance from the legacy business.

Spectrum Brands also reiterated that its transformational, accretive acquisition of the Hardware & Home Improvement Group (HHI) from Stanley Black & Decker (NYSE: SWK) in late December 2012 would provide significant, additional net sales, earnings per share, adjusted EBITDA and free cash flow to the Company's fiscal 2013 full-year results and beyond.

First Quarter Fiscal 2013 Results Highlights:

•
Record net sales of $870.3 million, including the HHI and FURminator® acquisitions, increased 2.5 percent in first quarter of fiscal 2013, which consisted of two fewer shopping days, versus $848.8 million a year ago; excluding negative foreign exchange impact, net sales grew 3.2 percent.

•
Net loss of $13.4 million and diluted net loss per share of $0.26 driven by one-time acquisition and integration costs of $20.8 million and interest expense of $28.8 million, primarily from the impact of the HHI acquisition.

•	Adjusted diluted earnings per share, a non-GAAP measure, of $0.72 in first quarter increased 4.3 percent compared to $0.69 in the first quarter of fiscal 2012.

•
Adjusted EBITDA, a non-GAAP measure, of $130.7 million, including the HHI and FURminator® acquisitions, represented a fourth consecutive record first quarter, and an increase of 4.5 percent compared to the prior year period.

•	Company reiterates expectations for fourth consecutive year of record financial results in fiscal 2013 for legacy business, with improvements weighted to second half of the year.

•	Accretive, transformational acquisition of HHI from Stanley Black & Decker completed, and with attractive financing, in December 2012.

•
HHI becomes fourth operating segment and brings significant, accelerated financial growth in fiscal 2013 and beyond as a major manufacturer and supplier of residential locksets, residential builders' hardware and faucets with largely number-one market positions in North America.

•
Certain assets of Tong Lung Metal Industry Co. Ltd. (Tong Lung), a Taiwanese manufacturer of residential and commercial locksets with facilities in Taiwan and the Philippines, on schedule to be acquired by March 31, 2013 in connection with the HHI purchase.

•
Fiscal 2013 estimate of net cash provided from operating activities after purchases of property, plant and equipment (free cash flow) increased to approximately $240 million, net of HHI acquisition costs, from prior guidance of at least $200 million as a result of HHI acquisition.

•
Company expects to use its strong free cash flow, enhanced by the HHI acquisition, to aggressively reduce debt by approximately $200 million and delever its balance sheet in the second half of fiscal 2013, consistent with the seasonality of its cash flows.

•	First quarterly common stock dividend of $0.25 per share to be paid on March 12.

“We delivered record results in the first quarter, again putting us on track to achieve a fourth consecutive record year of financial performance from the legacy business with improvements weighted to the second half of the year,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “In the face of holiday and global retail environment softness, negative foreign currency impacts, cautious consumer spending heightened by fiscal cliff worries, and fewer shopping days, our businesses performed well and demonstrated again that our Spectrum Value Model is working effectively and resonating with retailers and consumers.

“Our largely non-discretionary, non premium-priced replacement products and brands continue to provide consistent value to our retail partners and consumers worldwide, especially in this continuing difficult global economy with sluggish retail activity,” Mr. Lumley continued. “We believe consumers are embracing our 'same or better performance for less price' value brand proposition and are open to trial and brand conversion.

“Again in fiscal 2013, we expect to largely offset significant commodity and Asian-sourced product cost increases through our continuous improvement programs, cost synergy programs, retail distribution gains, the exit from unprofitable or low-margin product lines as we did in the first quarter, select pricing actions, and retention of stringent cost control programs. Our target remains for each division to achieve a three to five percent savings in its annual costs of goods sold.

“In addition to exciting new products we are launching across our divisions this year, and distribution gains we have achieved despite competitive discounting activity, we are investing in fiscal 2013 in two higher-margin, faster-growing areas - e-commerce and our consumables business, specifically our Remington® personal care division,” Mr. Lumley said. “This was evident with our recent purchase of a majority stake in Shaser Bioscience to create a leading position in the more than $50 billion global market for home use dermatology and hair removal devices. In addition, with respect to capital expenditures, more than two-thirds of our fiscal 2013 capital spending represents investments in new production capacity, technology infrastructure, new product development and cost reduction projects.

“We are also very pleased to have HHI join the Spectrum Brands family as our fourth operating segment,” Mr. Lumley said. “We have communicated extensively about this accretive acquisition in the past few months. With its portfolio of renowned, market-leading brands, HHI will bring significant, additional growth and profitability to our Company in fiscal 2013 and beyond.

“Our vision and strategy are sound, our opportunities and resources are many, our brands are powerful and enduring, and our commitment to greater value creation has never been stronger,” Mr. Lumley said. “We remain committed to operating our business to maximize sustainable free cash flow.”

Fiscal 2013 First Quarter Consolidated Financial Results

Spectrum Brands Holdings reported consolidated record net sales of $870.3 million for the first quarter of fiscal 2013, an increase of 2.5 percent compared to $848.8 million for the first quarter of fiscal 2012. Higher revenues for the Home and Garden and Global Pet Supplies segments, including net sales from the Black Flag®/TAT® brands and FURminator® acquisitions, and revenues from the HHI acquisition more than offset lower net sales for the Global Batteries & Appliances segment, which was primarily due to the planned exit from certain low margin North American small appliances promotional business of nearly $20 million. Excluding the negative foreign exchange impact of $6.0 million, fiscal 2013 first quarter net sales improved 3.2 percent.

Gross profit and gross profit margin for the first quarter of fiscal 2013 of $288.2 million and 33.1 percent, respectively, compared to $284.0 million and 33.5 percent last year. The decrease in gross profit margin was driven by increased cost of goods sold due to the sale of inventory which was revalued in connection with the HHI acquisition, which more than offset gross profit improvement resulting from the planned and previously announced exit of low margin products in the small appliances category of nearly $20 million. Excluding HHI, the gross profit margin in the first quarter of fiscal 2013 was 34.0 percent for Spectrum Brands' legacy business.
Spectrum Brands reported a net loss of $13.4 million, or $0.26 diluted loss per share, for the first quarter of fiscal 2013 on average shares and common stock equivalents outstanding of 51.8 million. The loss was driven by $20.8 million of acquisition and integration costs and $28.8 million of interest expense primarily related to the HHI acquisition. In the first quarter of fiscal 2012, the Company reported net income of $13.1 million, or $0.25 per diluted share, on average shares and common stock equivalents outstanding of 52.6 million. Adjusted for certain items in both years' first quarters, which are presented in Table 3 of this press release, the Company reported adjusted diluted earnings per share of $0.72, a non-GAAP measure, for the first quarter of fiscal 2013, an increase of 4.3 percent compared to $0.69 last year.
For the fourth consecutive year, the Company delivered record first quarter consolidated adjusted EBITDA, a non-GAAP measure, in fiscal 2013 of $130.7 million, a 4.5 percent increase versus consolidated adjusted EBITDA of $125.1 million in the prior year period. This year's adjusted EBITDA included $3.2 million from HHI and $3.0 million from the FURminator® acquisition completed on December 22, 2011. Adjusted EBITDA as a percentage of net sales in the first quarter improved to 15.0 percent compared to 14.7 percent last year. EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.

Fiscal 2013 First Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2013 first quarter net sales of $666.0 million, a decline of 3.4 percent versus $689.2 million in the year-ago period. The net sales increase in the segment's global batteries category was more than offset by decreased revenues in the personal care products category as well as the small electrical appliance products category, predominantly from the planned and continued elimination of low margin promotions in North America which totaled nearly $20 million. Fiscal 2013 first quarter segment sales were negatively impacted by $4.5 million of foreign exchange. Excluding the foreign exchange impact, net sales for the segment declined 2.7 percent quarter-over-quarter.

Global battery sales for the first quarter were $271.0 million, a 1.1 percent increase compared to $268.0 million for the first quarter of fiscal 2012. Excluding the negative foreign exchange impact of $4.6 million, global battery sales increased 2.8 percent in the first quarter. In North America, Rayovac® market share increased significantly versus the prior year primarily from distribution gains at existing accounts. A reversal of competitor pricing to deep discounting during the holiday season impacted industry category results. Growth in the European battery business, on a constant currency basis, was driven by new customer listings and promotions and geographic expansion in Eastern Europe. The Latin America battery business was essentially unchanged on a constant currency basis.

Net sales for the global personal care product category of $175.0 million in the first quarter of fiscal 2013 declined 1.8 percent versus $178.1 million in the comparable period last year. Increased revenues in Europe were more than offset by lower net sales in North America and other geographic regions. North America revenues were significantly impacted by a major personal care industry category decline of nearly 10 percent, due largely to a shelf space cutback at major retailers, and labor disruptions at U.S. ports of entry that reduced product replenishment in the important holiday season. Excluding an unfavorable foreign exchange impact of $1.2 million, global personal care product category net sales decreased 1.1 percent for the first quarter.

The small appliances product category reported net sales in the first quarter of fiscal 2013 of $220.1 million, a decrease of 9.5 percent compared to $243.1 million in the first quarter of fiscal 2012. Higher net sales in Europe, driven in part by growth in the U.K. and regional expansion in Western and Eastern Europe, were more than offset by lower revenues in North America, which were largely due to the planned and continued elimination of low margin promotions totaling nearly $20 million. The elimination of low margin holiday promotions contributed significantly to a more than 300 basis point improvement in North American small appliance gross margins quarter-over-quarter. Foreign exchange favorably impacted net sales by $1.3 million.

With segment net income, as adjusted, of $92.0 million, the Global Batteries & Appliances segment reported adjusted EBITDA of $110.7 million for the first quarter of fiscal 2013 compared to adjusted EBITDA of $112.2 million in the year-earlier quarter, when segment net income was $89.9 million. Excluding an unfavorable foreign exchange impact of $2.6 million, segment adjusted EBITDA increased 1.0 percent in this year's first quarter.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $139.8 million for the first quarter of fiscal 2013, an increase of 3.6 percent versus $134.9 million in the first quarter of fiscal 2012.  The net sales improvement was attributable to higher sales of companion animal products, driven predominantly by revenues of $6.4 million from the FURminator® acquisition. Excluding an unfavorable foreign exchange impact of $1.5 million, net sales grew 4.7 percent versus the prior year's quarter.

Segment net income, as adjusted, was $10.1 million for the first quarter of fiscal 2013 versus $13.2 million last year. First quarter adjusted EBITDA of $23.1 million, including adjusted EBITDA of $3.0 million from the FURminator® acquisition, increased 5.0 percent compared with $22.0 million a year ago. Foreign exchange did not have a material impact on the segment's first quarter adjusted EBITDA.

Home and Garden Business
The Home and Garden segment reported record first quarter net sales of $30.5 million, an increase of 23.5 percent compared with $24.7 million in the first quarter of fiscal 2012. The higher revenues were attributable to an increase in both lawn and garden and household insect control sales as a result of distribution gains, stronger retail inventory replenishment and the Black Flag®/ TAT® brands acquisition completed on November 1, 2012. The first quarter of the fiscal year is generally a period of building inventory in advance of the Home and Garden segment's major selling season, which occurs in the spring and summer months. First quarter net sales for the Home and Garden segment are typically less than 10 percent of full-year net sales.
The segment recorded a lower first quarter net loss, as adjusted, of $4.5 million compared with a net loss of $6.4 million in fiscal 2012's first quarter. As a result of cost improvement initiatives, operating expense management and favorable product mix, the Home and Garden segment improved its adjusted EBITDA by 54.9 percent to a loss of $1.4 million in the first quarter of fiscal 2013 from a loss of $3.1 million in the same period last year.
Hardware & Home Improvement
The Hardware & Home Improvement (HHI) business, the Company's new reporting segment as of its acquisition on December 17, 2012, recorded net sales of $34.0 million, a net loss, as adjusted, of $3.5 million, and adjusted EBITDA of $3.2 million for the first quarter of fiscal 2013. Adjusted EBITDA was negatively impacted by a $1.6 million accrual adjustment necessary due to a change in contractual terms relative to product returns with a large retailer. The final several weeks of the calendar year, which in 2012 included only eight working days due to holidays, are typically a seasonally low period and not representative of a full year of HHI results.

Liquidity and Debt Reduction

Spectrum Brands completed its fiscal 2013 first quarter on December 30, 2012 with a solid liquidity position, including a cash balance of approximately $71 million and $32 million drawn on its ABL facility.  During the first quarter of fiscal 2013, Spectrum Brands issued $800 million of term debt and $1,090 million of senior secured notes to fund its acquisitions and pay off its previous term loan. In addition, the Company exercised its option to increase its ABL revolving credit facility from $300 million to $400 million.

As of the end of the first quarter of fiscal 2013, the Company had approximately $3,226 million of debt outstanding at par, consisting of its ABL facility of $32 million, a senior secured Term Loan of $799 million, $950 million of 9.5% senior secured notes, $520 million of 6.375% senior unsecured notes, $570 million of 6.625% senior unsecured notes, $300 million of 6.75% senior unsecured notes and approximately $55 million of capital leases and other obligations.  In addition, the Company had approximately $25 million of letters of credit outstanding.

In the second half of fiscal 2013, the Company expects to use its strong free cash flow to continue to reduce debt by approximately $200 million and delever its balance sheet, consistent with past practice, resulting in leverage (total debt to adjusted EBITDA) of approximately 4.4 times or less at the end of fiscal 2013.

Fiscal 2013 Outlook

Spectrum Brands is updating its fiscal 2013 outlook as a result of its acquisition of HHI on December 17, 2012. Including HHI, the Company expects fiscal 2013 net sales to increase at or above the rate of GDP, with free cash flow, net of HHI acquisition costs, to be approximately $240 million. Fiscal 2013 capital expenditures are expected to be approximately $70 million-$80 million.

Conference Call/Webcast Scheduled for 4:30 PM Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 4:30 p.m. Eastern Time today, February 6. To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 88735656. A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands' website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company's website. A telephone replay of the conference call will be available through Wednesday, February 20. To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, VARTA®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $3.25 billion in fiscal 2012. On a pro forma basis following the Company's December 2012 acquisition of the Hardware & Home Improvement Group (HHI) from Stanley Black & Decker, Spectrum Brands had net sales of more than $4 billion for fiscal 2012. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings (loss) per share on a GAAP basis to adjusted diluted earnings (loss) per share, and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months ended December 30, 2012 versus the three months ended January 1, 2012. See attached Table 5, “Reconciliation of Cash Flow from Operating Activities to Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ending September 30, 2013. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company's ability to service debt and is one of the measures used for determining the Company's debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company's management uses adjusted diluted earnings per share as one means of analyzing the Company's current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. The Company's management believes that free cash flow is useful to both management and investors in their analysis of the Company's ability to service and repay its debt and meet its working capital requirements. Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company's management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company's GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements
Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company's ability to meet its expectations for its fiscal 2013 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings' ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to finance, complete the acquisition of, integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings' ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings' ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.
Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands

Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three months ended December 30, 2012 and January 1, 2012
(Unaudited)
($ in millions, except per share amounts)

	THREE MONTHS
	F2013	F2012	INC(DEC)
			%
Net sales	$870.3	$848.8	2.5%
Cost of goods sold	581.0	560.2
Restructuring and related charges	1.1	4.6
Gross profit	288.2	284.0	1.5%

Selling	128.8	131.8
General and administrative	56.7	50.6
Research and development	8.2	7.2
Acquisition and integration related charges	20.8	7.6
Restructuring and related charges	5.5	3.1

Total operating expenses	220.0	200.3

Operating income	68.2	83.7

Interest expense	69.9	41.1
Other expense, net	1.6	2.2

(Loss) income from continuing operations before income taxes	(3.3)	40.4

Income tax expense	10.6	27.3

Net (loss) income	$(13.9)	$13.1

Less: Net loss attributable to noncontrolling interest	(0.5)	—

Net (loss) income attributable to controlling interest	$(13.4)	$13.1

Average shares outstanding (a)	51.8	52.1

Basic (loss) income per share attributable to controlling interest	$(0.26)	$0.25

Average shares and common stock equivalents outstanding (a) (b)	51.8	52.6

Diluted (loss) income per share attributable to controlling interest	$(0.26)	$0.25

(a) Per share figures calculated prior to rounding.
(b) For the three months ended December 30, 2012, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
As of and for the three months ended December 30, 2012 and January 1, 2012
(Unaudited)
($ in millions)

Supplemental Financial Data	F2013	F2012
Cash and cash equivalents	$70.9	$73.8

Trade receivables, net	$481.2	$362.3
Days Sales Outstanding (a)	42	40

Inventory	$679.2	$482.3
Inventory Turnover (b)	4.0	3.9

Total debt	$3,222.3	$1,779.5

	THREE MONTHS
Supplemental Cash Flow Data	F2013	F2012
Depreciation and amortization, excluding amortization of debt
issuance costs	$31.0	$28.3

Capital expenditures	$9.3	$8.9

	THREE MONTHS
Supplemental Segment Sales & Profitability	F2013	F2012

Net Sales
Global Batteries & Appliances	$666.0	$689.2
Global Pet Supplies	139.8	134.9
Home and Garden	30.5	24.7
Hardware & Home Improvement	34.0	—
Total net sales	$870.3	$848.8

Segment Profit (Loss)
Global Batteries & Appliances	$95.4	$98.2
Global Pet Supplies	15.9	16.1
Home and Garden	(4.3)	(5.9)
Hardware & Home Improvement	(3.2)	—
Total segment profit	103.8	108.4

Corporate	8.2	9.4
Acquisition and integration related charges	20.8	7.6
Restructuring and related charges	6.6	7.7
Interest expense	69.9	41.1
Other expense, net	1.6	2.2

(Loss) income from continuing operations before income taxes	$(3.3)	$40.4

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share
For the three months ended December 30, 2012 and January 1, 2012
(Unaudited)

	THREE MONTHS
	F2013		F2012
Diluted (loss) income per share, as reported	$(0.26)		$0.25

Adjustments, net of tax:
Acquisition and integration related charges	0.26	(a)	0.09	(b)
Restructuring and related charges	0.08	(c)	0.10	(d)
Debt refinancing costs	0.36	(e)	—
Inventory Adjustment	0.06	(f)	—
Income taxes	0.22	(g)	0.25	(g)
	0.98		0.44

Adjusted diluted earnings per share	$0.72		$0.69

(a) For the three months ended December 30, 2012, reflects $13.5 million, net of tax, of acquisition and integration related charges. During the three months ended December 30, 2012, reflects the following: (i) $9.5 million related to the acquisition of the HHI Business, consisting primarily of legal and professional fees; (ii) $2.7 million related to the acquisition of Shaser, consisting of integration and legal and professional fees; (iii) $0.8 million related to the Merger with Russell Hobbs, consisting of integration costs; and (iv) $0.5 million related to the acquisition of FURminator, consisting of integration costs.

(b) For the three months ended January 1, 2012, reflects $4.8 million, net of tax, of acquisition and integration related charges as follows: (i) $2.3 million related to the merger with Russell Hobbs which consisted primarily of integration costs; and (ii) $2.5 million related to the acquisitions of Black Flag and FURminator, consisting primarily of legal and professional fees.

(c) For the three months ended December 30, 2012, reflects $4.3 million, net of tax, of restructuring and related charges primarily related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(d) For the three months ended January 1, 2012, reflects $5.0 million, net of tax, of restructuring and related charges as follows: (i) $4.6 million for the Global Cost Reduction Initiatives announced in Fiscal 2009; and (ii) $0.4 million for the Global Realignment Initiatives announced in Fiscal 2007.

(e) For the three months ended December 30, 2012, reflects $18.7 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the replacement of the Company's Term Loan and the issuance of the 6.375% Notes and 6.625% Notes.

(f) For the three months ended December 30, 2012, reflects a $3.4 million, net of tax, non-cash increase to cost of goods sold related to the sales of inventory that was subject to fair value adjustments in conjunction with the acquisition of the HHI Business.

(g) For the three months ended December 30, 2012 and January 1, 2012, reflects adjustments to income tax expense of $11.8 million and $13.2 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the three months ended December 30, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$92.0	$10.1	$(4.5)	$(3.5)	$(107.5)	$(13.4)

Income tax expense	—	—	—	—	10.6	10.6
Interest expense	—	—	—	—	69.9	69.9
Acquisition and integration related charges	1.3	0.7	—	—	18.8	20.8
Restructuring and related charges	1.3	5.0	0.2	—	0.1	6.6
HHI Business inventory fair value adjustment	—	—	—	5.2	—	5.2

Adjusted EBIT	94.6	15.8	(4.3)	1.7	(8.1)	99.7
Depreciation and amortization (b)	16.1	7.3	2.9	1.5	3.2	31.0

Adjusted EBITDA	$110.7	$23.1	$(1.4)	$3.2	$(4.9)	$130.7

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the three months ended January 1, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$89.9	$13.2	$(6.4)	$(83.6)	$13.1

Income tax expense	—	—	—	27.3	27.3
Interest expense	—	—	—	41.1	41.1
Acquisition and integration related charges	3.2	—	0.1	4.2	7.6
Restructuring and related charges	3.9	2.9	0.3	0.6	7.7

Adjusted EBIT	97.1	16.0	(5.9)	(10.4)	96.8
Depreciation and amortization (b)	15.1	6.0	2.8	4.4	28.3

Adjusted EBITDA	$112.2	$22.0	$(3.1)	$(6.0)	$125.1

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow for the twelve months ending September 30, 2013
(Unaudited)
($ millions)

Forecasted:

Net Cash provided from Operating Activities	$ 310 - 320

Purchases of property, plant and equipment	(70) - (80)

Free Cash Flow	$240